Ballistic Recovery Systems, Incorporated
300 Airport Road
South St. Paul, MN 55075
USA
Tel:  651-457-7491
Fax: 651/457-8651
E-Mail: BRSchute@aol.com
Web: www.AirplaneParachutes.com


DATE: September 17, 1999

FOR IMMEDIATE RELEASE

CIRRUS DESIGN, BUILDER  OF THE SR20 AIRCRAFT,
OPTS FOR STAKE IN PARACHUTE MAKER, BRS

SOUTH ST. PAUL, MINN. - BRS announced today that it entered into a Purchase and Supply Agreement with Cirrus Design Corporation. Under the Agreement, Cirrus would receive warrants to acquire up to 19.3% of BRS stock based on today's outstanding shares. In order to be able to execute the warrants, Cirrus must meet certain purchase levels of BRS emergency parachute systems for their aircraft.

     "Cirrus and BRS have been in discussion on this deal since August of 1998," reported BRS president & CEO, Mark Thomas. As part of an accord spanning five years, Cirrus may eventually have the right to buy up to
1.4 million shares of BRS stock.

     "The document represents a five-year manufacturing contract and provides several benefits to both the BRS and Cirrus companies," explained Thomas. "Since Cirrus is required to purchase a growing number of parachute units each year in order to maximize the number of warrants available, BRS anticipates that sales will accelerate every year," reported Thomas. He added, "If Cirrus takes delivery on 1,150 parachute system over the next five year, their purchases represent in excess of $12 million in sales volume over the life of the contract."

     Of course, it is possible that Cirrus will not reach the level of purchases necessary to receive all of the warrants, and if so, the number of shares which can be acquired by Cirrus and the dollar value of those stock purchases will be less. Cirrus is required to purchase 250 parachute systems in year number three of the agreement, 400 in year number four, and 500 units in year number five in order to qualify to receive all of the warrants. BRS anticipates offering systems to Cirrus for use on aircraft beyond the SR20 model as they expand their product line. Please see the attached schedule for further details.

     According to terms of the Agreement, Cirrus could pay BRS in excess of $1.6 million to exercise its warrants, the exercise of which is contingent upon achieving certain purchase levels under the Agreement.

     The Agreement provides that Cirrus will cancel $604,000 of purchase discounts due from BRS. Cirrus was entitled to the purchase discounts in exchange for its original contribution to BRS during the development stage of the product. The cancellation of the purchase discounts does not call for any technology transfers between the companies.

     Assuming Cirrus Design meets all of the purchase levels of the agreement, the shares of BRS acquired by Cirrus will average $1.59 per share. In recent weeks the shares of BRS have been trading in the $2.00-3.00 range, although the rolling average share price over the last year is $1.84 per share. Please see the attached schedule for further details.

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     The Private Securities Litigation Reform Act of 1995 provides "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contain statements that are forward-looking, such as statements relating to plans of the Company, anticipated BRS and Cirrus sales, and the exercise of warrants. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, the decline in registered and unregistered aircraft sales, the market acceptance of Cirrus products, the exercise of warrants by Cirrus, potential product liability claims, dependence on discretionary consumer spending, dependence on existing management, general economic conditions, changes in federal or state laws or regulations.

     Cirrus Design received certification for its modern SR20 aircraft in October 1998 after successfully concluding all FAA requirements including eight in-air deployments of the parachute system. The Duluth, Minnesota company delivered its first two aircraft in July of 1999 and currently has a firm order backlog of 356 aircraft.

     Since the early 1980s BRS has delivered nearly 15,000 parachute systems to owners of ultralight, microlight, kit-built, and general aviation aircraft. Actual uses of the system are credited with saving the lives of 129 persons through the end of June, 1999. BRS is a publicly-traded company based in South St. Paul, Minnesota. (Computer searches: use the stock symbol "BRSI.") Further information is available on the company's web site.

Contact: DAN JOHNSON, Vice President of BRS

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Summary of Transaction


Under terms of the agreement, Cirrus has been issued four (4) warrants to purchase shares of BRS stock as set forth in the table below. In order to exercise the warrant, Cirrus must meet the minimum purchase levels as set forth. If the minimum purchase levels are met, then Cirrus has the right to exercise the warrant during the exercise period for the state exercise price. In the event that Cirrus does not meet the minimum purchase levels, Cirrus will forfeit the right to exercise that particular warrant.

The Warrant terms are as follows:


                                                                   Exercise Price per
Warrant #         Exercise Period           Warrant Shares            Warrant Share           Purchase Commitment
---------         ---------------           --------------            -------------           -------------------
    1             January 1, 2002-              250,000                 $1.00                 250 Recovery Units
                 February 28, 2003                                                               in year 2002

    2             January 1, 2003-              250,000                 $1.00            \
                 February 28, 2004                                                            400 Recovery Units
                                                                                                 in year 2003
    3             January 1, 2003-              250,000                 $1.25            /
                 February 28, 2004

    4             January 1, 2004-              650,000                 $1.25                 500 Recovery Units
                 February 28, 2005                                                               in year 2004


If Cirrus fulfills their purchase commitments and exercises their warrants, the impact on equity may be as follows: (Assumes equity contributions based on exercise of all warrants)


   Calendar               Equity
     Year              Contribution
     ----              ------------
     2002                $250,000
     2003                $562,500
     2004                $812,500

Total                   $1,625,000
